Exhibit 10.04
                                    AGREEMENT

                                  JUNE 20, 1995

     WHEREAS, A. Dale Mayo ("Mayo") and the undersigned have executed a Stock Purchase Agreement, of even date herewith, pursuant to which Mayo sold to the undersigned 20 shares of Common Stock, par value $0.01 per share, of Clearview Cinema Group, Inc. (the "Company"), a Delaware corporation (the "Stock Purchase Agreement Shares"); and

     WHEREAS, the Company has executed a Convertible Note in favor of the undersigned, providing for conversion of the Note on the terms set forth therein to 20 shares of Common Stock, par value $0.01 per share, of the Company to be issued pursuant to a Subscription Agreement attached to the Convertible Note as Exhibit "A" (such shares, if and when issued, the "Subscription Agreement Shares"); and

     WHEREAS, transfer of the Stock Purchase Agreement Shares and issuance of the Subscription Agreement Shares are restricted pursuant to the terms and provisions of the Investment and Stockholders Agreement, dated December 21, 1994, by and among the Company, Mayo, Brett E. Marks, and CMNY Capital II, L.P., a Delaware limited partnership (the "Investment and Stockholders Agreement"); and

     WHEREAS, the parties to the Investment and Stockholders Agreement have waived compliance with Article 9 of the Investment and Stockholders Agreement in connection with the transactions contemplated by the Stock Purchase Agreement and the Subscription Agreement upon condition that the undersigned execute this Agreement;

     NOW, THEREFORE, the undersigned hereby joins in and agrees to be bound by the terms and provisions of the Investment and Stockholders Agreement, as are applicable to Stockholders (as defined therein) generally.


                                                  ___________________________
                                                  Michael C. Rush